EXHIBIT 99.1

Corporate Contact:
Matthew E. Oakes
President, Chief Executive Officer and Director
Direct Insite Corp.
631.873.2900
matthew.oakes@directinsite.com

-- Direct Insite Corp. Appoints Jeff Yesner Chief Financial Officer --

FT. LAUDERDALE, FLORIDA, December 20, 2012 -- Direct Insite (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable, Accounts Receivable, and Payments services, today announced that the Company has appointed Jeff Yesner to the positions of Chief Financial Officer, Secretary and Treasurer.  Mr. Yesner will report to Direct Insite President, Chief Executive Officer and Director, Matthew E. Oakes.  Mr. Yesner replaces Sandra Wallace, who resigned as Vice President Finance, Acting Chief Financial Officer, Secretary and Treasurer effective as of December 17, 2012.

Mr. Yesner has more than 15 years of technical and operational accounting experience with both public and private companies in an array of industries.  He is experienced in accounting, SEC compliance and reporting, investor relations, mergers and acquisitions, strategic planning and budgeting, debt and equity financing, internal controls, cost containment, financial statement preparation, and corporate development.

“Jeff Yesner brings a wealth of experience to Direct Insite as both a Chief Financial Officer and a business leader,” commented Oakes.  “I am delighted to work with Jeff as he leads our financial organization and helps guide the company’s aggressive growth strategy in our current markets and as we explore additional strategic opportunities.”

Oakes continued, “On behalf of the Board and our employees, I would like to thank Sandra for her hard work and dedication during her tenure at Direct Insite.”

Prior to joining Direct Insite, Mr. Yesner was a consultant with Steven Douglas Associates, working as an interim chief financial officer for a consumer products manufacturer and distributor. Mr. Yesner was previously Chief Financial Officer of Options Media Group Holdings and its wholly-owned subsidiary Phoneguard, a provider of mobile applications software, Chief Accounting Officer of Medical Staffing Network Holdings, a diversified healthcare staffing firm, Manager of Financial Reporting for Time Warner, and U.S. Controller and Director of Financial Reporting for Agency.com.  Jeff began his career with the global audit firm, Arthur Andersen.

Mr. Yesner is a Certified Public Accountant, earned a Bachelor of General Studies degree from University of Michigan in Ann Arbor, Michigan and holds a Master of Business Administration from Hofstra University.

About Direct Insite
Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 17 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis.  To learn more, visit www.directinsite.com.

#      #      #

Invoices On-Line is a trademark of Direct Insite Corp.

All other product and service names mentioned herein are the trademarks of their respective owners.